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                                                                                                                      Exhibit 12

                                                       Minnesota Power, Inc.
                                       Computation of Ratios of Earnings to Fixed Charges and
                                          Supplemental Ratios of Earnings to Fixed Charges

                                                                                   For the Year Ended
                                                         ----------------------------------------------------------------------
                                                                                       December 31,
                                                         ----------------------------------------------------------------------
                                                           1994            1995            1996           1997            1998
                                                         -------         -------         -------        -------         -------
                                                                                 (Millions except ratios)
Income from Continuing Operations
      Per Consolidated Statement of Income               $ 59.5          $ 61.9          $ 69.2         $ 77.6          $ 88.5

Add (Deduct)
      Current income tax expense                           24.1            13.4            31.4           44.7            52.9
      Deferred income tax expense (benefit)                (1.0)          (11.3)           (9.8)           3.2             2.7
      Deferred investment tax credits                      (2.5)           (0.9)           (2.0)          (1.3)           (1.6)
      Undistributed income from less than
           50% owned equity investments                    (7.5)           (9.1)          (11.0)         (13.9)          (14.1)
      Minority interest                                    (0.9)            0.2             3.3            2.3             2.0
                                                         -------         -------         -------        -------         -------
                                                           71.7            54.2            81.1          112.6           130.4
                                                         -------         -------         -------        -------         -------
Fixed charges
      Interest on long-term debt                           48.1            45.7            52.4           50.4            48.5
      Capitalized interest                                    -             1.4             1.5            1.5             1.0
      Other interest charges - net                          7.4             7.9            10.2           14.3            17.1
      Interest component of all rentals                     5.8             3.7             2.5            3.7             5.7
      Distributions on redeemable
           preferred securities of subsidiary                 -               -             4.7            6.0             6.0
                                                         -------         -------         -------        -------         -------
                Total fixed charges                        61.3            58.7            71.3           75.9            78.3
                                                         -------         -------         -------        -------         -------

Earnings before income taxes and fixed
      charges (excluding capitalized interest)           $133.0          $111.5          $150.9         $187.0          $207.7
                                                         =======         =======         =======        =======         =======

Ratio of earnings to fixed charges                         2.17            1.90            2.12           2.46            2.65
                                                         =======         =======         =======        =======         =======

Earnings before income taxes and fixed
      charges (excluding capitalized interest)           $133.0          $111.5          $150.9         $187.0          $207.7
Supplemental charges                                       14.4            13.5            14.4           12.0            14.5
                                                         -------         -------         -------        -------         -------

Earnings before income taxes and fixed
      and supplemental charges (excluding
      capitalized interest)                              $147.4          $125.0          $165.3         $199.0          $222.2
                                                         =======         =======         =======        =======         =======

Total fixed charges                                      $ 61.3          $ 58.7          $ 71.3         $ 75.9          $ 78.3
Supplemental charges                                       14.4            13.5            14.4           12.0            14.5
                                                         -------         -------         -------        -------         -------

      Fixed and supplemental charges                     $ 75.7          $ 72.2          $ 85.7         $ 87.9          $ 92.8
                                                         =======         =======         =======        =======         =======

Supplemental ratio of earnings to fixed
      charges <F1>                                         1.95            1.73            1.93           2.26            2.39
                                                         =======         =======         =======        =======         =======
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
<F1> The  supplemental ratio of earnings to fixed charges includes the Company's obligation under a contract with Square Butte Electric  Cooperative (Square
     Butte)  which  extends  through  2027,  pursuant  to which the  Company  is entitled to  approximately  71% of the output of a 455-megawatt  coal-fired generating unit (Unit).  The Company is obligated to pay its pro rata share of Square  Butte's  costs based on Unit output  entitlement.  The Company's payment obligation is suspended if Square Butte fails to deliver any power, whether  produced or purchased,  for a period of one year.  Square  Butte's fixed costs consist  primarily of debt service.  Variable  operating  costs include  the  price  of coal  purchased  from BNI  Coal,  a  subsidiary  of
     Minnesota Power, under a long-term contract. (See Note 11.)

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